Exhibit 99.1

FLEETWOOD REPORTS EARNINGS FOR FIRST QUARTER FISCAL 2005

— Company Increases Revenues, Operating Profit and Net Income —

Riverside, Calif., September 7, 2004 — Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation’s leading manufacturers of recreational vehicles and a leading producer and retailer of manufactured housing, today announced results for the first quarter of fiscal 2005. For the period ended July 25, 2004, the Company reported net income of $6.7 million or $0.12 per diluted share, compared with a profit of $1.9 million or $0.05 per diluted share for the same quarter last year. Company revenues reached $727.8 million, a 13 percent increase over the prior year’s $646.1 million.

“The momentum in product innovation and manufacturing efficiencies that Fleetwood has been building continues to be apparent in our results,” said Edward B. Caudill, president and chief executive officer. “Our motor home division is performing particularly well and, while it contributed much of the operating profit, both divisions of our Housing Group also showed substantial improvement.”

The RV Group earned $15.6 million in operating income, compared with $15.7 million last year. The motor home division’s operating income improved by $4.8 million to $16.9 million, but was offset by lower operating income in travel trailers and a loss in folding trailers. Recreational vehicle sales in the first quarter rose 11 percent to $485.7 million from $436.5 million in the prior year. Sales of motor homes improved by 24 percent to $317.9 million from $257.3 million last year, due to higher volumes and a shift to a heavier mix of high-end products. Travel trailer and folding trailer sales decreased by 7 percent and 5 percent, respectively, due to a decrease in unit sales. The travel trailer division earned operating income of $0.4 million on revenues of $146.4 million, and folding trailers lost $1.7 million on $21.4 million in sales.

“The emphasis Fleetwood places on providing innovative products in the diesel and high-end gasoline motor home market continues to prove successful,” Caudill said. “We are also making inroads with a renewed focus on the competitive Class C market. We are very optimistic about the travel trailer products that will be introduced over the course of the next several months, which are designed to enhance manufacturing efficiency and profitably compete at price points where we are presently underperforming. We are also rationalizing the folding trailer operations given the continued decline in this overall market.”

The Housing Group earned $0.4 million in operating income for the quarter, compared with a loss of $6.0 million last year. The wholesale division’s operating income improved to $6.1 million during the quarter, compared with $1.9 million in the prior year, excluding changes in intercompany profits of $0.3 million and $0.6 million, respectively. Wholesale revenues in the first quarter rose 13 percent to $226.4 million from $200.3 million in the prior year. Housing revenues included $195.7 million of wholesale factory sales and $66.7 million of retail sales from Company-owned sales centers, before elimination of intercompany sales of $36.0 million. This compares with $169.8 million and $57.6 million, respectively, before elimination of intercompany sales of $27.1 million last year. Unit volume was up quarter-over-quarter in both divisions, with wholesale shipping 6,064 homes, up 13 percent, and retail selling 1,186 homes, up 3 percent. The retail operations incurred a loss of $6.0 million, a 29% improvement compared to an $8.5 million loss in last year’s first quarter.

“The upward trend in our Housing Group’s sales and results can be attributed to a number of factors,” Caudill said. “We have strengthened the management of our own retail stores, maintained our geographical reach through our independent network of dealers, enhanced our vertical integration strategy, and forged strong relationships with national community developers. We also continue to explore alternative distribution channels. Meanwhile, the industry as a whole continues to be down slightly year-to-date. Accordingly, our market share is up for the first half of the year in both single and multi-section homes. Due to positive trends in the financing community, with a slow but steady buildup in activity by new national lenders, and a reduction in the number of repossessed homes in inventory, we expect the industry to begin to improve during the third calendar quarter of 2004. We believe that our business strategies form a foundation from which we can continue to outperform the industry.

“Our progress is tangible,” Caudill continued, “and although challenges remain, especially in travel trailers and retail housing, we believe we are properly focused and headed in the right direction. We currently expect to generate a net profit in the second quarter and for the full fiscal year, with both periods showing a significant improvement in year-over-year results.”

The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 1:30 p.m. EDT/10:30 a.m. PDT on Tuesday, September 7, 2004, and will be broadcast live over the Internet at www.streetevents.com and www.fulldisclosure.com. It also will be accessible from the Company’s website, www.fleetwood.com, in the Company Information section. An archive of the call will be available at all three websites shortly after the call concludes.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company’s ability to obtain financing needed in order to execute its business strategies. Actual results, events and performance may differ materially.

(tables to follow)

FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Summaries of Operations

(Unaudited)

(Amounts in thousands except per share data)

	13 Weeks Ended
	July 25, 2004	July 27, 2003

Sales	$727,759	$646,131

Operating income	$16,169	$13,345

Income before income taxes	$7,578	$3,098

Provision for income taxes	(910)	(1,182)

Net income	$6,668	$1,916

Net income per common share:
Basic and diluted	$.12	$.05

Weighted average common shares:
Basic	54,670	35,935
Diluted	55,783	36,669

(more)

FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	July 25, 2004	April 25, 2004	July 27, 2003

ASSETS

Cash and marketable investments	$59,852	$123,822	$48,809
Receivables	203,031	184,687	183,684
Inventories	280,080	262,810	216,900
Property, plant and equipment, net	262,983	259,052	255,699
Other assets	249,775	245,338	249,441
	$1,055,721	$1,075,709	$954,533

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$90,460	$98,804	$78,209
Employee compensation and benefits	124,347	119,695	131,247
Product warranty reserve	57,059	53,921	60,888
Retail flooring liability and short-term debt	34,459	32,319	33,526
Long-term debt	109,310	102,159	2,354
Convertible subordinated debentures	210,142	272,791	403,905
Other liabilities	141,876	149,738	130,489
Total liabilities	767,653	829,427	840,618

Shareholders’ equity	288,068	246,282	113,915
	$1,055,721	$1,075,709	$954,533

(more)

FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information

(Unaudited)

(Amounts in thousands)

	13 Weeks Ended
	July 25, 2004	July 27, 2003
OPERATING REVENUES:

Recreational vehicles	$485,703	$436,533
Housing	226,371	200,308
Supply operations	14,060	8,406
Financial services	1,625	884
	$727,759	$646,131

OPERATING INCOME (LOSS):

Recreational vehicles	$15,568	$15,650
Housing	406	(6,000)
Supply operations	1,027	740
Financial services	(360)	(531)
Corporate and other	(472)	3,486
	$16,169	$13,345

UNITS SOLD:

Manufactured housing -
Factory shipments	6,064	5,372
Retail sales	1,186	1,148
Less intercompany	(956)	(818)
	6,294	5,702

Recreational vehicles -
Motor homes	3,245	2,694
Travel trailers	8,542	9,815
Folding trailers	2,720	2,967

	14,507	15,476

#   #   #